As filed with the Securities and Exchange Commission on June 30, 1998
                              Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------
                                    FORM S-3
                          Registration Statement Under
                           The Securities Act of 1933
                               NAVARRE CORPORATION
               (Exact name of registrant as specified in charter)
            Minnesota                                    41-1704319
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)
                             7400 49th Avenue North
                            New Hope, Minnesota 55428
                                 (612) 535-8333
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                                 Eric H. Paulson
                      Chairman and Chief Executive Officer
                               Navarre Corporation
                             7400 49th Avenue North
                            New Hope, Minnesota 55428
                                 (612) 535-8333
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:
                              Thomas G. Lovett, IV
                           Lindquist & Vennum P.L.L.P.
                                 4200 IDS Center
                             80 South Eighth Street
                          Minneapolis, Minnesota 55402
                            Telephone: (612) 371-3211

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

Title of Each                          Proposed          Proposed
Class of Secur-                        Maximum           Maximum            Amount of
ities to be           Amount to be     Offering Price    Aggregate          Registration
Registered            Registered       Per Share         Offering Price     Fee
----------------------------------------------------------------------------------------
Common Stock,         7,619,050        $4.125(1)         $31,428,581(1)     $10,837.44
no par value,
issuable upon
conversion of
Class A Convertible
Preferred Stock

Shares issuable       8,000,003        $4.125(1)         $33,000,012(1)     $11,379.31
upon conversion
of Warrants

(1) Estimated solely for the purpose of determining the registration fee based on the last reported sales price of the Company's Common Stock on The Nasdaq National Market on June 24, 1998 (within five business days prior to the date of filing) pursuant to Rule 457(c).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its affective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

                                   PROSPECTUS
                               NAVARRE CORPORATION

                        15,619,053 SHARES OF COMMON STOCK

This Prospectus relates to the offering of up to 15,619,053 shares (the "Shares") of Common Stock, no par value, of Navarre Corporation (the"Company") which may be offered from time to time by the shareholders named in this Prospectus (the "Selling Shareholders"). The Shares represent the following: (1) 7,619,050 shares of Common Stock of the Company issuable upon the conversion of the Company's Class A Convertible Preferred Stock and 7,619,050 shares of Common Stock upon the exercise of accompanying warrants, both of which the Company offered in a private placement on May 1, 1998 to a group of accredited investors for aggregate consideration of $20.0 million; and (2) 380,953 shares of Common Stock of the Company issuable upon the exercise of a warrant issued to Delphi Financial Corporation ("Delphi"), the Company's Agent in the private placement. The Class A Convertible Preferred Stock was issued at a price of $13.125 per share and is convertible into five shares of Common Stock at any time after June 30, 1998. In addition, for each share of Class A Convertible Preferred Stock acquired, each investor received a five-year warrant to purchase five shares of Common Stock at a price $3.50 per share. In connection with the offering, Delphi received a four-year warrant representing 380,953 shares of Common Stock exercisable at $2.625 per share. Some of the rights to Common Stock underlying the Delphi warrant have been transferred to certain Selling Shareholders identified in this Prospectus.

The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders except for funds received upon the exercise of warrants. See "Use of Proceeds." The Company will bear all expenses of the offering other than underwriting discounts and commissions incurred in connection with the sale of the Shares by the Selling Shareholders. The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities including liabilities arising under the Securities Act of 1933.

The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "NAVR." On June 26, 1998, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $4.25. For information concerning risk factors that should be considered by prospective purchasers of the Common Stock to be offered, SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

The Selling Shareholders have advised the Company that they intend to sell the Shares from time to time in transactions on the Nasdaq National Market at prices prevailing at the time of the sale or otherwise as set forth below. The Selling Shareholders have also advised the Company that, as of the date hereof, they have made no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Act, in which case any commissions received by a broker or dealer may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             ------------------------------------------------------

                  THE DATE OF THIS PROSPECTUS IS JUNE ___, 1998

                                   THE COMPANY

Navarre Corporation ("Navarre" or the "Company"), a Minnesota corporation formed in 1983, is a major distributor of music, software and interactive CD ROM products. In addition, through its wholly-owned subsidiary, NetRadio Corporation, Navarre also owns and operates NetRadio Network, a leading audio content provider on the Internet. Navarre sells to major music and software retailers, wholesalers and rackjobbers.

The Company operates through two principal divisions, its Computer Products Division and its Music Products Division. The only major distributor to distribute both music and software, the Company is recognized as an industry leader in the distribution of consumer software in addition to being recognized as a leader in the distribution of independent music labels and artists. The Company's product line contains over 20,000 SKU's of compact discs, cassettes, personal computer software and interactive CD-ROM software sold to over 500 customers with over 9,000 locations throughout the United States. The Company's broad base of customers include (i) wholesale clubs, (ii) mass merchandisers,
(iii) computer specialty stores, (iv) music specialty stores and (v) book stores.

Digital Entertainment, Inc., a wholly-owned subsidiary of the Company, is a CD-ROM publishing company which has its products exclusively distributed by the Company through its Computer Products Division.

NetRadio Corporation is the first Internet-only radio network and is currently one of the world's largest on-demand Webcaster of originally programmed audio content, with over 150 channels of on-demand music and information.

                                  RISK FACTORS

Prospective purchasers of the Common Stock should consider carefully all the information contained in this Prospectus and, in particular, the following risk factors.

DEPENDENCE UPON SIGNIFICANT CUSTOMERS

In each of the past several years, the Company has had one or more customers that has accounted for ten percent or more of the Company's net sales. During the fiscal year ended March 31, 1998, sales to three customers, CompUSA, Musicland Stores Corporation and Best Buy, each represented more than ten percent of net sales. The Company competes with other companies for the business of each of its customers and there can be no assurance that the Company will continue to recognize a significant amount of revenue from sales to any specific customers. If the Company is unable to continue to sell its products to all or any of these three customers or is unable to continue to maintain its sales to these customers at their current levels, and is unable to find other customers to replace the list sales, there might be an adverse impact on the Company's revenues and future profitability.

SEASONALITY

Much of the Company's business is seasonal in nature with a higher percentage of sales during the second half of the calendar year. As a distributor of products ultimately sold at retail, the Company's business is affected by the pattern of seasonability common to other suppliers of retailers, particularly the holiday selling season. Historically, more than 70% of the Company's sales and a substantial portion of the Company's profits have been in the third and fourth quarters of the calendar year. Due to the lower level of sales during the off periods, the Company has historically incurred losses during these periods. Because of this seasonality, if the Company experiences a weak holiday season, it could significantly affect the Company's profitability for the entire year.

DEPENDENCE UPON BANK BORROWINGS

The Company has relied upon bank borrowings to finance its expansion, primarily for inventory and accounts receivable financing and currently has a $45.0 million credit facility in place. At June 19, 1998, the Company had total bank borrowings of $29.9 million. The Company believes that it may be necessary for it to acquire additional bank financing in the future depending upon the growth of its business and the possible financing of acquisitions. If the Company is unable to obtain additional bank financing, its future growth and profitability would be adversely affected. Under the terms of the Company credit facility, borrowings are dependent upon the eligibility of accounts receivable and inventory, and certain other covenants in the discretion of the bank.

LOW INDUSTRY MARGINS

Competition in the prerecorded music and personal computer software distribution industry is often based on price, and distributors such as the Company generally experience low gross and operating margins. Consequently, the Company's profitability is highly dependent upon achieving expected sales levels as well as effective cost and management controls. Any erosion in the Company's gross profit margins could affect the Company's ability to maintain profitability.

DEPENDENCE UPON MANAGEMENT

Eric H. Paulson, the Company's President and Chief Executive Officer, and Charles E. Cheney, its Executive Vice President and Chief Financial Officer, have been with the Company since its inception in 1983 and since 1985, respectively. Although the Company has invested a substantial amount of time and effort in developing its total management team, the loss of either Mr. Paulson or Mr. Cheney could have a material adverse effect upon the Company. The Company carries "key person" insurance on the life of Mr. Paulson in the amount of $1.0 million, one-half of which is pledged to cover any existing indebtedness to the bank.

NEED FOR ADDITIONAL CAPITAL

As a distributor of prerecorded music and personal computer software products, the Company purchases products directly from manufacturers for resale to retailers. As a result, the Company has significant working capital requirements, the majority of which are to finance inventory and accounts receivable. These working capital needs will expand as inventory and accounts receivable increase in response to the Company's growth. Future growth will likely require additional working capital. Although the Company has obtained financing sufficient to meet its requirements to date, there can be no assurance that the Company will be able to obtain additional financing upon favorable terms when required in the future.

DEPENDENCE UPON RECORDING ARTISTS

A portion of the sales of the Company's Music Products Division are made pursuant to exclusive distribution agreements. The continued growth and success of the Company depends partly upon its ability to procure and retain these agreements and sell the underlying recordings. In addition, the Company is dependent upon these artists and labels to generate additional quality recordings. In order to procure future marketing agreements, the Company regularly reviews artists. There are no assurances that the Company will sign such artists to distribution agreements or that it will be able to sell recordings under existing distribution agreements. Further, there can be no assurance that any current distribution agreements will be renewed or that current agreements will not be terminated.

DEPENDENCE UPON SOFTWARE DEVELOPERS AND MANUFACTURERS

The Company, through its wholly owned subsidiary Digital Entertainment, Inc., distributes interactive CD-ROM software pursuant to distribution agreements with software developers and manufacturers. A portion of the sales are made pursuant to exclusive distribution agreements. The continued growth and success of the Company depends partly upon its ability to procure and retain these agreements and sell the underlying software. There can be no assurances that the Company will sign such developers and manufacturers to distribution agreements or that it will be able to sell software under existing distribution agreements. Further, there can be no assurance that any current distribution agreements will be renewed or that current agreements will not be terminated.

EFFECT OF TECHNOLOGY DEVELOPMENTS ON DISTRIBUTION

Prerecorded music and personal computer software have traditionally been marketed and delivered on a physical delivery basis. If in the future these products are marketed and delivered through technology transfers, such as "electronic downloading" to a retail store or consumer's home, through the Internet or another delivery mechanism, then retail and distribution could be revolutionized. Although the Company has made certain acquisitions and taken other measures that are designed to mitigate the potential impact that such changes in the retail and distribution industry could have on the Company, if this type of sales of prerecorded music and personal computer software became widespread, it could have a material adverse impact on the Company. The Company believes, however, that technological changes in sales methods will occur slowly.

RETURNS; INVENTORY OBSOLESCENCE

The Company maintains a significant investment in product inventory and, like other companies in this industry, experiences a relatively high level of product returns as a percentage of revenues. The Company's agreements with its suppliers generally permit the Company to return products that are in the suppliers' current product listing. Adverse financial or other developments with respect to a particular supplier could cause a significant decline in the value and marketability of its products, and could make it difficult for the Company to return products to such a supplier and recover its initial product acquisition costs. Such an event could have a material adverse effect upon the Company's business and financial results. The Company maintains a sales return reserve based on its trailing twelve months experience of sales returns by product line and small inventory obsolescence reserve. The Company has historically experienced an actual return rate range of 13% to 20%, depending upon the product, which the Company believes is in line with the industry experience. Although the Company's past experience indicates that these levels are adequate to cover potential returns in these areas, there can be no assurance that these reserves are adequate or will be adequate in the future. The Company also takes a portion of its product offerings on consignment in order to lessen its exposure to this risk.

ADVERSE CHANGES IN METHODS OF DISTRIBUTION

The success of the Company's current sales strategy depends upon its wholesale and retail customers' continued purchasing of products through the Company rather than directly from manufacturers, through other distributors or through other means of distribution. These customers and retailers are constantly searching for ways to lower costs in an attempt to maintain competitive prices and meet the pricing demands of consumers. The Company's business could be adversely affected if its customers decide to purchase directly from manufacturers, other distributors or other distribution channels rather than from the Company.

COMPETITION

The prerecorded music and personal computer software distribution industry is highly competitive. The Company's competitors include other national and regional distributors as well as certain suppliers that sell directly to retailers. Certain of these competitors have substantially greater financial and other resources than the Company. The ability of the Company to effectively compete in the future depends upon a number of factors, including its ability to
(i) obtain exclusive national distribution contracts and licenses with independent labels and manufacturers, (ii) maintain its margins and volume,
(iii) expand its sales through a varied range of products and personalized services, (iv) anticipate changes in the marketplace including technological developments, and (v) maintain operating expenses at an appropriate level.

RECENT ACQUISITIONS

In June 1996, the Company acquired all the outstanding stock of Record Service, Inc., and Surfside Distributors, Inc., a Hawaiian-based distributor of prerecorded music, in an effort to expand its national presence in the prerecorded music industry. Although the Company believes the acquisitions will enable it to expand its national presence and to act as an exclusive distributor for two major recording labels in Hawaii, there can be no assurance that these acquisitions will enable the Company to achieve these results. In March 1997, the Company, which had an equity interest in Net Radio Corporation, completed an acquisition of all of the outstanding stock of Net Radio Corporation ("Net Radio"), in an effort to increase its presence in the marketplace as a content provider on the Internet, and to become a publisher and distributor on an international basis in both music and interactive CD-ROM. Net Radio owns and operates the NetRadio Network, an Internet-only radio network. There can be no assurance that the purchase of Net Radio Corporation will help achieve these goals. Net Radio has operated at a loss since the Company acquired it.

POSSIBLE VOLATILITY OF STOCK PRICE

The stock markets have experienced price and volume fluctuations, resulting in changes in the market prices of the stock of many companies which may not have been directly related to the operating performance of those companies. In addition, the market price of the Company's Common Stock has fluctuated significantly since April 1996. The Company believes that factors such as indications of the market's acceptance of the Company's products and failure to meet market expectations, as well as general volatility in the securities markets, could cause the market price of the Common Stock to fluctuate substantially.


PREFERRED STOCK DIVIDEND

On May 1, 1998, the Company issued its Class A Convertible Preferred stock to accredited investors in a private placement for aggregate consideration of $20.0 million. The Class A Convertible Preferred Stock was issued at a price of $13.125 per share and is convertible into five shares of Common Stock at any time after June 30, 1998. The holders of the Class A Convertible Preferred Stock are entitled to receive cumulative dividends of 10% per annum payable quarterly beginning July 1, 1998. The Company's obligation to pay this dividend may adversely affect the Company's revenues and future profitability.

YEAR 2000

The Company has performed an assessment of its major information technology systems and expects that all necessary modifications or replacements of existing systems will be completed prior to December 1998. Progress in this effort is being monitored by senior management as well as the Audit Committee. Based on current expenditures and estimates, the costs of addressing issues related to the Year 2000 are not expected to be material to the financial results or operations of the Company. The Company intends to contact its significant vendors and suppliers regarding Year 2000 issues and the status of their compliance. At this time the impact on the Company of significant vendors and suppliers are not in full compliance cannot be reasonably estimated. However, the Company will be developing plans to mitigate the impact of vendors of suppliers who are not in compliance with issues related to the Year 2000. There can be no assurance, however, that issues related to the year 2000 will not adversely affect the Company's revenues and future profitability.


                                 USE OF PROCEEDS

The Company will not receive any of the proceeds from the conversion of the Class A Convertible Preferred Stock or the Common Stock underlying the Class A Convertible Preferred Stock.

The Company will only receive proceeds from sales of the Shares if the Selling Shareholders exercise 1,5123,810 five year warrants to purchase 7,619,050 shares of Common Stock at $3.50 per share, and four year warrants to purchase 380,953 shares of Common Stock at $2.625 per share. If all warrants are exercised, the Company will receive aggregate proceeds of $27.6 million. There can be no assurance that any of the warrants will be exercised. If any of the warrants are exercised, the Company intends to use the proceeds for working capital purposes.

                            SELLING SECURITY HOLDERS

The Selling Shareholders in the table below, acquired the Shares from the Company in a private transaction on May 1, 1998. The Shares represent the Common Stock of the Company issuable upon the conversion of the Company's Class A Convertible Stock and the exercise of accompanying warrants that the Company offered in a private placement on May 1, 1998 to a group of accredited investors for aggregate consideration of $20.0 million. The Company also issued a four-year warrant representing 380,957 shares of Common Stock at $2.625 per share to Delphi, the Company's agent in the private placement. Delphi has transferred some of the shares covered by its warrant to affiliates as noted below.

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by all Selling Shareholders.

                                              NUMBER OF SHARES OF
                                               COMMON STOCK UPON     NUMBER OF SHARES OF    MAXIMUM NUMBER        NUMBER OF SHARES
                                                 CONVERSION OF        COMMON STOCK UPON     OF SHARES TO BE      BENEFICIALLY OWNED
                 NAME                           PREFERRED STOCK      EXERCISE OF WARRANT        SOLD(1)           AFTER OFFERING(1)
                 ----                           ---------------      -------------------        -------           -----------------
Alfred & Annie Teo (2) (5)
   783 West Shore Drive
   Kinnelon, New Jersey 07405.......................761,900................761,900.............1,523,800..................0
American Gramaphone Company(3)......................403,180................403,180...............806,360..................0
Bernard E. Williams, Jr..............................19,045.................19,045................38,090..................0
Cranshire Capital, L.P..............................419,045................419,045...............838,090..................0
Dakota Partners......................................80,000.................80,000...............160,000..................0
Daniel S. Perkins, Trustee of Trust
 for the Benefit of Daniel S. Perkins
   Dated May 12, 1988................................10,000.................10,000................20,000..................0
Daniel S. Perkins and Patrice M. Perkins
   Joint Tenants.....................................10,000.................20,000................40,000..................0
Delta Plastics Company 401(k) Plan..................190,475................190,475...............380,950..................0
Dennis D. Gonyea.....................................10,000.................10,000................20,000..................0
Elmer Salovich.......................................38,095.................38,095................76,190..................0
Elara, Ltd..........................................285,000................285,000...............570,000..................0
Ellis Limited Partnership............................25,000.................25,000................50,000..................0
Goldhawk, Ltd.......................................952,380................952,380.............1,904,760..................0
H. William Lurton....................................38,095.................38,095................76,190..................0



Industricorp & Co., Inc. for benefit of
   Twin City Carpenter's Pension Plan................75,000.................75,000...............150,000..................0
Irwin and Nora Friedman.............................190,475................190,475...............380,950..................0
Jerry E. Mathwig.....................................38,095.................38,095................76,190..................0
K.A. Investments, L.D.C.............................761,900................761,900.............1,523,800..................0
KAE Opportunity Master Fund, L.P....................380,950................380,950...............761,900..................0
Kevin S. Underkofler.................................15,235.................15,235................30,470..................0
Keyway Investments, Ltd.............................761,900................761,900.............1,523,800..................0
Gary S. Kohler IRA...................................38,095.................38,095................76,190..................0
Mary Lach............................................19,045.................19,045................38,090..................0
Namax Corporation....................................95,235.................95,235...............190,470..................0
Nicholson Boys, L.P..................................38,095.................38,095................76,190..................0
Okabena Partnership K...............................380,950................380,950...............761,900..................0
PGPI Investors, LLC (5)
3000 Dundee Road, Suite 105
 Northbrook, IL 60062...............................471,420................471,420...............942,840..................0
Patrice M. Perkins Trustee of Trust
   for the Benefit of Patrice M. Perkins
   Dated May 12, 1988................................10,000.................10,000................20,000..................0
Pemigewasset Partners L.P............................95,235.................95,235...............190,470..................0
Pequot Scout Fund, L.P (5)
   354 Pequot Avenue
   Southport, CT 06490..............................380,950................380,950...............761,900..................0
Perkins Capital Management, Inc.
Profit Sharing Plan & Trust..........................12,500.................12,500................25,000..................0
Piper Jaffray as Custodian FBO
Richard C. Perkins IRA...............................10,000.................10,000................20,000..................0
Piper Jaffray as Custodian FBO
James G. Peters IRA..................................10,000.................10,000................20,000..................0
Piper Jaffray as Custodian FBO
David H. Potter IRA..................................10,000.................10,000................20,000..................0
Pyramid Partners, L.P...............................100,000................100,000...............200,000..................0
Robert G. Allison....................................10,000.................10,000................20,000..................0
Robert D. Furst, Jr..................................80,000.................80,000...............160,000..................0
S. Robert Production.................................95,235.................95,235...............190,470..................0
Stanford Baratz Revolving Trust
dated September 7, 1994..............................19,045.................19,045................38,090..................0
Tewaukon Partners....................................20,000.................20,000................40,000..................0
Thomas J. Schrade....................................57,000.................57,000...............114,000..................0
Westfield Performance Fund, L.P.....................190,475................190,475...............380,950..................0
Delphi Financial Corp.....................................0................145,716...............145,716..................0
Jack Levi(4)..............................................0................171,430...............171,430..................0
Roger Lucas(4)............................................0.................25,713................25,713..................0
Terry Stewart(4)..........................................0.................34,094................34,094..................0
Laura K. Stewart(4).......................................0..................2,000.................2,000..................0
Amy K. Stewart(4).........................................0..................2,000.................2,000..................0
Total.............................................7,619,050..............8,000,003............15,619,053..................0


---------------------
(1) Assumes the sale of all the Shares offered by this Prospectus.
(2) Alfred Teo became a member of the Company's Board of Directors on or about May 1, 1998.
(3) For the past 5 years, American Gramaphone Company has been a significant supplier of prerecorded music to the Company's Music Products Division.
(4) Transferees at Delphi who acquired their Shares in an authorized transfer under the warrant issued to Delphi.
(5) Denotes person who is known by the Company to hold five percent or more voting power of the Common Stock of the Company.


                              PLAN OF DISTRIBUTION

The Company has been advised that the Selling Shareholders may sell the Shares from time to time in one or more transactions (which may include block transactions) on Nasdaq at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Shares may, without limitation, be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

The Company has been advised that, as of the date hereof, the Selling Shareholders have made no arrangement with any broker for the sale of the Shares. Underwriters, brokers or dealers may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Shareholders or purchasers of such securities. Such underwriters, brokers or dealers may also purchase Shares and resell such Shares for their own account in the manner described above. The Selling Shareholders and such underwriters, brokers or dealers may be considered "underwriters" as that term is defined by the Securities Act of 1933, although the Selling Shareholders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers or dealers in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota.

The consolidated financial statements of Navarre Corporation at March 31,1998 and 1997, and for each of the fiscal years or periods ended March 31, 1998, 1997 and 1996 appearing in Navarre Corporation's Annual Report on Form 10-K for the year ended March 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference and in the registration statement. Such consolidated financial statements are incorporated by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's Bylaws provide for indemnification of directors to the full extent permitted by the Minnesota Business Corporation Act. Minnesota Statutes Section 302A.521 provides that a Minnesota corporation shall indemnify any director, officer employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements, and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy and information statements and other information can be inspected and copied at the public facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and are also available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street,

N.W., Washington, D.C. 20549. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding the Company. The address of the Commission's website is http://www.sec.gov.

The Company's Common Stock is quoted on the Nasdaq National Market ("Nasdaq"). The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and its exhibits, certain parts of which were omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the content of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or each other document, each such statement is qualified in all respects by such reference.

No person is authorized to give information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with this offering, and, if given or made such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus, or that the information contained or incorporated by reference in this Prospectus is correct as of any time subsequent to its date.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by the Company under the Exchange Act (File No. 0-22982) are incorporated by reference in this
Prospectus:

      (i)   The Company's Report on Form 10-K for the year ended March 31, 1998;
            and
      (ii) The description of the Company's Common Stock as set forth in the Company's Registration Statement on Form 8-A dated November 1993 including any amendments or reports filed for the purpose of updating such information.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

This Prospectus incorporates documents by reference which are not presented or delivered with this Prospectus. Such documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents) are available, without charge, to any person, including any beneficial owner, to whom this Prospectus is delivered, on written or oral request, to Navarre Corporation, 7400 49th Avenue North, New Hope, Minnesota 55428, Attention: Investor Relations, or by telephone at (612) 535-8333.

                              --------------------

This Prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ significantly from those projected or contemplated in the forward-looking statements as a result, in part, of the risk factors set forth elsewhere in this Prospectus. In connection with the forward-looking statements which appear in these disclosures, prospective purchasers of the Company's Common Stock offered hereby should carefully review all of such risk factors.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14: Other Expenses of Issuance and Distribution

            SEC registration fee  . . . . . . . . . . . . . .  $22,216.75
            Accounting fees and expenses  . . . . . . . . . .   $5,000.00
            Legal fees and expenses . . . . . . . . . . . . .  $10,000.00
            Miscellaneous . . . . . . . . . . . . . . . . . .   $1,000.00
                  Total . . . . . . . . . . . . . . . . . . .  $38,216.75

Except for the SEC fee, all of the foregoing expenses have been estimated.

ITEM 15: Indemnification of Directors and Officers

The Company's Bylaws require indemnification of its directors and officers to the fullest extent permitted by Minnesota law. The Bylaws provide that the Company shall indemnify any person made or threatened to be made a party to any threatened, pending or completed civil, criminal administrative, arbitration or investigative proceeding, including a proceeding by or in the right of the corporation, by reason of the former or present official capacity of the person, provided the person seeking indemnification meets five criteria set forth in
Section 302A.521 of the Minnesota Business Corporation Act.

The Company's Bylaws also authorize the Board of Directors, to the extent permitted by applicable law, to indemnify any person or entity not described in the Bylaws pursuant to, and to the extent described in, an agreement between the Company and such person, or as otherwise determined by the Board of Directors in its discretion.

Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions or such person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, has no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by person in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

ITEM 16: EXHIBITS

EXHIBIT NO.        DESCRIPTION

4.1 The Company's Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Report on Form 10-K for the fiscal year ended March 31, 1998.

5.1                Opinion of Lindquist & Vennum P.L.L.P., counsel to the
                   Company.

23.1               Consent of Ernst & Young LLP

23.2               Consent of Lindquist & Vennum P.L.L.P. (Included in Exhibit
                   5.1).

ITEM 17: UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d)of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New Hope, State of Minnesota, on the 29th day of June, 1998.

                               NAVARRE CORPORATION
                               By: /s/ Eric H. Paulson
                                   -----------------------------
                                  Eric H. Paulson
                                  Chairman, President and Chief
                                  Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 29, 1998 in the capacities indicated.

Signature                  Title


/s/ Eric H. Paulson            Chairman, President and Chief Executive Officer
-------------------            (principal executive officer)
Eric H. Paulson


/s/ Charles E. Cheney         Secretary, Treasurer, Executive Vice President and
---------------------         Chief Financial Officer (principal financial and
Charles E. Cheney             accounting officer) and Director


/s/ Dickinson G. Wiltz        Director
----------------------
Dickinson G. Wiltz


/s/ James G. Sippl            Director
------------------
James G. Sippl


/s/ Michael L. Snow           Director
------------------
Michael L. Snow


/s/ Alfred Teo                Director
--------------
Alfred Teo